Exhibit 10.13

GLG GLOBAL INVESTMENT MANAGEMENT	GLG PARTNERS, INC.
390 PARK AVENUE, 20TH FLOOR
NEW YORK, NEW YORK 10022
Telephone +1 (212) 224 7200
www.glgpartners.com
December 19, 2007
Paul Myners
Michelin House, 3rd Floor
81 Fulham Road
London, SW3 6RD England
Dear Sir:
This letter sets out the terms under which, effective November 2, 2007, you are serving as a member of the board of directors of GLG Partners, Inc. (the “Company”), provided that these terms are subject to approval by the Compensation Committee of the board of directors of the Company.
1.	You will continue to serve as a director of the Company until you resign from the board of directors, are removed from that board in accordance with the Company’s governing documents, or are not re-elected to that board.
2.	For the services described in this letter, you will receive an annual fee of £200,000 (plus VAT if applicable) from the Company, from which tax will be deducted to the extent, if any, required by law. Payment will be by equal semi-annual installments in advance. All fees will cease from the date that your service as a director of the Company ends, for whatever reason.
3.	While you are a director of the Company, you agree to serve in such reasonable, additional roles as the Company may request, including as a member of the Board of Advisors for GLG Partners LP, for no additional compensation. Membership of the Board of Advisers of GLG Partners LP is not a formal legal office but rather an appointment to provide your advice and assistance to GLG Partners LP and its associates on a range of business matters in relation to which you may have expertise and experience.
4.	As a director of the Company, you will be required to attend regular and special meetings of the board of directors of the Company to be held periodically. Such meetings may be held by conference call.
5.	As a member of the Board of Advisers of GLG Partners LP, you will attend quarterly meetings, usually at GLG Partners LP’s offices in London, and monthly conference calls. In addition, you may from time to time on reasonable notice be called on separately to offer advice and assistance to the board of GLG Partners Limited, which is the general partner of GLG Partners LP, or to individual members of that board. Overall, you will be expected to devote no more than two days per month, on average, to these roles.

6.	This letter is not a contract of employment.
7.	It is accepted and acknowledged that you have business interests other than those of the Company and its subsidiaries, and have declared any conflicts that are apparent. During your service with the Company, you must not put yourself in a position where your duties to any other person, firm, or company conflict with your duties to the Company or its subsidiaries. By signing below you confirm that you have sufficient time to carry out your responsibilities in accordance with the terms of this letter and that you have no other obligations, roles, or interests that would prevent you from so doing.
8.	In addition to the fees described in paragraph 2, the Company will reimburse you for all reasonable and properly documented travel, hotel, and other incidental expenses incurred by you in connection with your responsibilities under this letter.
9.	You must not, during the period of your service with the Company or at any time thereafter, disclose to any third party any trade secrets, confidential information, or other data concerning the Company or any of its subsidiaries that came to your knowledge by virtue of your service, save where you are required by law or any regulatory body to do so.
If you are willing to accept these terms, please sign the enclosed copy of this letter and return it to me. We look forward to continuing to work with you in the future.

Sincerely,
/s/ Alejandro San Miguel
Alejandro San Miguel
General Counsel and Corporate Secretary

Accepted and agreed to:

/s/ Paul Myners
Paul Myners

Date: February 29, 2008